Exhibit 10.2

FORM OF STOCK ROLLOVER AND EQUITY PURCHASE AGREEMENT

THIS STOCK ROLLOVER AND EQUITY PURCHASE AGREEMENT (this “Agreement”) is made as of August 10, 2015, by and among GT Topco, LLC, a Delaware limited liability company (the “Company”), the parties listed on, and identified as “Rollover Investors” on, Schedule A attached hereto, which shall be updated to reflect the addition of each Rollover Investor who executes and delivers a joinder to this Agreement (each a “Rollover Investor” and collectively, the “Rollover Investors”) and Infor (US), Inc., a Delaware corporation (the “Cash Investor” and, together with the Rollover Investors, the “Investors”). Capitalized terms used herein shall have the meanings ascribed to such terms in Section 7 of this Agreement, or if not defined herein, the meanings ascribed to such terms in the LLC Agreement.

WHEREAS, the Company has entered into that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of the date hereof, by and among the Cash Investor, Apollo Acquisition Sub, Inc., a Delaware corporation (“Merger Sub”), GT Nexus, Inc., a Delaware corporation (“Target”) and Warburg Pincus Equity Partners Liquidating Trust, on behalf of Target’s stockholders;

WHEREAS, pursuant to, and in accordance with, the Merger Agreement, Merger Sub will merge (the “Merger”) with and into Target with Target surviving and continuing as the surviving corporation;

WHEREAS, in connection with the consummation of the transactions contemplated by the Merger Agreement, the Company and the Investors desire to enter into an agreement pursuant to which, immediately prior to the consummation of the transactions contemplated by the Merger Agreement, (i) each Rollover Investor shall contribute to the Company either (A) a number of shares of Company Series A Preferred Stock (as defined in the Merger Agreement) and/or Company Common Stock (as defined in the Merger Agreement) (the “Exchanged Shares”) with the aggregate dollar value (determined in accordance with the Exchange Purchase Price (as defined below)) set forth opposite such Rollover Investor’s name in Schedule A, or (B) in the case of Rollover Investors who are individuals who are receiving success bonuses as a result of the Merger (the amount of which bonuses are to be deducted from the amount of merger consideration payable to the holders of Target’s capital stock in accordance with the terms of the Merger Agreement) and/or are Optionholders and who in all cases are accredited investors (based on investor suitability questionnaires delivered prior to closing) (collectively the “Additional Rollover Participants”) (as defined in the Merger Agreement) an amount of cash and/or Exchanged Shares (with a dollar value determined in accordance with the Exchange Purchase Price (as defined below)) equal to the dollar amount of such Additional Rollover Participant’s commitment set forth in Schedule A; and subject to the adjustment provisions set forth herein, in exchange for the number of the Company’s Units adjacent to such Rollover Investor’s name in Schedule A, subject to the adjustment provisions set forth herein (“Exchange Company Units”) and (ii) the Cash Investor shall pay in in cash to the Company an amount equal to $575,000,000 (the “Cash Purchase Price”) in exchange for 575,000,000 of the Company’s Units (the “Purchased Company Units” and, together with the Exchange Company Units, the “Company Units”), in each case on the terms and subject to the conditions contained herein;

WHEREAS, for purposes of the foregoing, the dollar value of each Exchanged Share will be equal to the Per Share Common Closing Merger Consideration or the Per Share Series A Closing Merger Consideration (each as defined in the Merger Agreement), as applicable “Exchange Purchase Price”).

WHEREAS, the Company has not elected and does not intend to make an election to be treated as an association within the meaning of Treasury Regulations Section 301.7701-3 for U.S. income tax purposes;

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Contribution and Exchange; Purchase.

(a) Adjustment of Exchanged Shares, Exchange Purchase Price and Exchange Company Units. The Merger Agreement provides that prior to the consummation of the Merger, additional stockholders of Target who are accredited investors as defined in Regulation D promulgated under the Securities Act of 1933, as amended, and the Additional Rollover Participants may execute this Agreement (any such stockholders of Target and any such Additional Rollover Participants being collectively the “Additional Rollover Investors”). To the extent that any Additional Rollover Investors execute this Agreement prior to the consummation of the Merger, they shall be Rollover Investors for all purposes hereof. In the event that there are Additional Rollover Investors and/or or to the extent that one or more Rollover Investors agree among themselves to re-allocate the amount of their contribution to the Company prior to the consummation of the Merger (in a manner that does not reduce the aggregate dollar amount of contribution to the Company contemplated hereby), the number of Exchanged Shares and cash contribution of each Rollover Investor may be adjusted prior to the consummation of the Merger in such manner as such Rollover Investors may agree so long as the total amount payable on the Closing Date in the Merger to all of the Rollover Investors with respect to their Exchanged Shares (i.e., the Exchange Purchase Price) and cash contribution if this Agreement were not in place shall represent $125,000,000 and the total number of Rollover Investors may not (a) cause the Company to have more than 100 partners within the meaning of Treasury Regulation Section 1.7704-1(h) or (b) cause the Company to have more than 100 beneficial owners of its securities for purposes of the Investment Company Act of 1940, as amended. For the avoidance of doubt, none of the adjustments provided for in this Section 1(a) shall (A) change the Exchange Purchase Price per Exchange Company Unit (which shall in all circumstances be $1.00, the same amount as the Cash Purchase Price per Purchased Company Unit) or (B) result in an aggregate Exchange Purchase Price and cash contribution from the Rollover Investors that is less than $125,000,000. To the extent that any Rollover Investor (including any Additional Rollover Investor) holds both shares of Company Series A Preferred Stock (as defined in the Merger Agreement) and/or Company Common Stock (as defined in the Merger Agreement), the determination of which such shares shall constitute Exchanged Shares consistent with the foregoing shall be as designated by such Rollover Investor or, in the absence of any such designation, by Target. Prior to the closing of the Merger (as defined in the Merger Agreement), Target shall provide each Rollover Investor (including each Additional Rollover Investor) and the Cash Investor the final form of Schedule A hereto, which shall reflect the foregoing.

(b) Contribution and Exchange. Immediately prior to, and subject to the occurrence of, the Effective Time (as defined in the Merger Agreement) on the Closing Date (as defined in the Merger Agreement), each Rollover Investor shall contribute, transfer and assign (or cause to be contributed, transferred and assigned) to the Company the Exchanged Shares in the form of Company Series A Preferred Stock, Company Common Stock or, for any of the Additional Rollover Participants cash, free and clear of all mortgages, liens, pledges, claims, charges, security interests or encumbrances of any kind (other than those under applicable securities laws), and in exchange therefor, the Company shall issue to such Rollover Investor the number of the Company Units set forth opposite such Rollover Investor’s name on Schedule A as adjusted pursuant to Section 1(a) hereof. As a consequence of the foregoing exchange, Capital Contributions in an aggregate amount equal to the Exchange Purchase Price shall be deemed to have been made by each Rollover Investor with respect to the Exchange Company Units being issued to such Rollover Investor. Each Rollover Investor (except an Additional Rollover Participant who is only delivering cash for Exchange Company Units) shall, on or prior to the consummation of the transactions contemplated by this Agreement, deliver (or cause to be delivered) to the Company (i) duly executed separate stock transfer powers transferring title to the Exchanged Shares and (ii) an executed counterpart signature page to the LLC Agreement. Target executes and delivers a counterpart to this Agreement solely for purposes of consenting to the transactions contemplated hereby for purposes of all agreements to which any Rollover Investor is party and acknowledges and agrees that the Exchanged Shares are, effective as of immediately prior to the Effective Time (as defined in the Merger Agreement) no longer subject to the provisions of any agreement to which such Rollover Investor is party with Target or any of its Affiliates. Prior to the Closing (as defined in the Merger Agreement), if any Rollover Investor is an individual and is lawfully married, such Rollover Investor’s spouse shall execute the consent in the form of Exhibit A attached hereto.

(c) Issuance and Purchase. Immediately prior to, and subject to the occurrence of, the Effective Time on the Closing Date, the Cash Investor shall purchase from the Company, and the Company will sell to the Cash Investor, the Purchased Company Units. As a consequence of the foregoing purchase and sale, Capital Contributions in an aggregate amount equal to the Cash Purchase Price shall be deemed to have been made by the Cash Investor with respect to the Purchased Company Units being issued to the Cash Investor. The Cash Investor will deliver to the Company or its designee (i) as payment for such Purchased Company Units, a wire transfer of immediately available funds in an aggregate amount equal to the Purchase Price and (ii) an executed counterpart signature page to the LLC Agreement.

(d) Closing. The closing of the transactions contemplated hereby (the “Closing”) shall take place immediately prior to, and conditioned upon the consummation of, the Merger.

2. Representations and Warranties of the Investors.

(a) In connection with the transactions contemplated hereby, each Investor represents and warrants to the Company and, in the case of the Cash Investor, each other Investor that:

(i) the Company Securities to be acquired by such Investor pursuant to this Agreement will be acquired for such Investor’s own account and not with a view to, or intention of, distribution thereof in violation of the Securities Act, or any applicable state securities laws;

(ii) such Investor is an “accredited investor” within the meaning of Rule 501 of Regulation D of the Securities and Exchange Commission, is sophisticated in financial matters and is able to evaluate the risks and benefits of the investment in the Company Securities;

(iii) such Investor is sophisticated in financial matters and able to bear the economic risk of its investment in the Company Securities for an indefinite period of time because the Company Securities have not been registered under the Securities Act and, therefore, cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available;

(iv) such Investor has had an opportunity to ask questions and receive answers concerning the terms and conditions of the offering of Company Securities and has had full access to such other information concerning the Company as it has reasonably requested;

(v) this Agreement and each of the other agreements contemplated hereby to which such Investor is a party constitutes (or will constitute) the legal, valid and binding obligation of such Investor, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies;

(vi) the execution, delivery and performance of this Agreement and each of the other agreements contemplated hereby by such Investor does not and will not conflict with, violate or cause a breach of any agreement, contract or instrument to which such Investor is a party or any judgment, order or decree to which such Investor is subject;

(vii) such Investor has had the opportunity to consult its own tax counsel as to the U.S. federal, state, local and foreign tax consequences of the transactions contemplated by the Merger Agreement and that neither the Company nor any other Investor has made any representations regarding such tax consequences or benefits upon which such Investor has relied;

(viii) such Investor is not acquiring the Rollover Securities as a result of or subsequent to any advertisement, article, notice or other communication published in any newspaper, magazine, internet publication or similar media or broadcast over television, radio or the internet or presented at any public seminar or meeting; and

(ix) such Investor’s true and correct address, is set forth adjacent to such Investor’s name on Schedule A attached hereto.

(b) In connection with the transactions contemplated hereby, each Rollover Investor represents and warrants to the Company that:

(i) such Rollover Investor has the full legal right, power and authority to deliver the Exchanged Shares to the Company pursuant to the terms hereof;

(ii) such Rollover Investor owns beneficially and of record the Exchanged Shares, free and clear of all mortgages, liens, pledges, claims, charges, security interests or encumbrances of any kind, and will deliver the Exchanged Shares to the Company free and clear of all mortgages, liens, pledges, claims, charges, security interests or encumbrances of any kind; and

(iii) there are no lawsuits, claims, proceedings, investigations, injunctions, judgments, orders or decrees pending or, to such Rollover Investor’s knowledge, threatened against or affecting the Exchanged Shares that would adversely affect the ability of such Rollover Investor to consummate the transactions contemplated by this Agreement.

3. Representations and Warranties of the Company and the Cash Investor. In connection with the transactions contemplated hereby, the Company and the Cash Investor hereby represents and warrants to the Investors (other than the Cash Investor) that:

(a) Organization and Corporate Power. The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has all requisite limited liability company power and authority and all material licenses, permits and authorizations necessary to own and operate its properties, to carry on its businesses as now conducted and presently proposed to be conducted and to carry out the transactions contemplated by this Agreement.

(b) Equity Securities and Related Matters. As of the Closing, the Company shall not have outstanding any securities convertible or exchangeable for any equity securities of the Company or containing any profit participation features. Immediately following the Closing, the capitalization of the Company shall be as set forth in the Schedule of Unitholders attached to the LLC Agreement and all of the Company’s outstanding equity securities shall be validly issued, fully paid and non-assessable. There are no statutory or contractual securityholders preemptive rights or rights of refusal with respect to the issuance of the Company Units hereunder. The Company was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. The Company has not conducted any business. Except for obligations or liabilities incurred in connection with its formation and the transactions contemplated by this Agreement to be in engaged in by the Company prior to the date hereof, the Company has not and will not have incurred any obligations or liabilities or have engaged in any business activities or entered into any agreements with any Person. Except for the Company LLC Agreement and this Agreement, as of the date hereof, the Company is not a party to any Contract (as defined in the Merger Agreement) with the Cash Investor or any of its Affiliates (as defined in the Merger Agreement).

(c) Authorization; Conflicts. The execution, delivery and performance of this Agreement have been duly authorized by the Company. This Agreement constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies. The execution and delivery by the Company of this Agreement and the fulfillment of and compliance with the terms hereof by the Company do not and will not conflict with, violate or cause a breach of any agreement, contract or instrument to which the Company or any of its Affiliates (as defined in the Merger Agreement) is a party or any judgment, order or decree to which the Company or any of its Affiliates (as defined in the Merger Agreement) is subject.

(d) Identity of Cash Investor. The Cash Investor is a wholly-owned Subsidiary of Infor, Inc., the entity which as of the date hereof makes filings with the Securities and Exchange Commission under Commission file number 333-183494-06 (“Infor Inc.”), and Cash Investor or one or more of its Subsidiaries owns, directly or indirectly, substantially all of the operating assets held for use in the conduct of the business the results of which are reflected in the consolidated financial statements of Infor Inc.

4. Call Arrangements.

(a) Call Right. At any time following the Closing (other than following a Put Default and prior to the satisfaction of the applicable Put), the Cash Investor shall have the right to purchase all or any portion of the Company Units held by the Rollover Investors at the Call Price (the “Call”) by giving written notice to each Rollover Investor (the “Call Notice”). The Call shall continue to apply to any transferee of each Rollover Investor’s Company Units (other than transferees in a Public Sale) with respect to the Company Units transferred to such transferee and each Rollover Investor shall obtain the express written acknowledgement of the applicability of the Call to such Company Units from any such transferee as a condition precedent to any Transfer. The Cash Investor may make more than one Call; provided that each such Call shall be made ratably among the Rollover Investors based on the number of Company Units then held by the Rollover Investors.

(b) Determination of Call Price. Each Call Notice shall include the Cash Investor’s good faith calculation of the Call Price in accordance with Section 4(d) as well as reasonably detailed supporting documentation for such calculation. With respect to any Call Notice delivered following the One Year Date (as defined below), the following provisions shall apply:

(i) The Cash Investor shall provide the Rollover Investors and their Representatives (as defined in the Merger Agreement) with reasonable access (with the right to make copies), during normal business hours, to the work papers of the Cash Investor, its accountants (if, in the case of access to such accountant’s work papers, such Person executes a customary access agreement) or any of its other Representatives (as defined in the Merger Agreement) used to calculate the Call Price, as reasonably requested in connection with the Rollover Investors’ review of the Cash Investor’s calculation of the Call Price.

(ii) Any Rollover Investor(s) holding more than 10% of the Company Units held by the Rollover Investors may deliver notice to the Cash Investor and each of the Rollover Investors at any time on or prior to 20 days following delivery of the applicable Call Notice that they dispute the Cash Investor’s calculation of the Call Price, in which case such notice shall include a reasonably detailed itemization of such Cash Investors’ objections and the reasons therefor (such notice, a “Dispute Notice” and the Rollover Investor(s) delivering such notice, the “Disputing Investors”). If the Disputing Investors deliver a Dispute Statement, the Cash Investor and the Disputing Investors shall promptly meet and attempt in good faith to resolve their differences with respect to the disputed items set forth in the Dispute Notice during the 20 calendar days immediately following the Cash Investor’s receipt of the Dispute Notice, or such longer period as the Cash Investor and a majority in interest of the Disputing Investors may mutually agree (the “Resolution Period”).

(iii) If the Cash Investor and the Disputing Investors do not resolve the Call Price by the end of the Resolution Period, the Cash Investor and the Disputing Investors shall submit all items remaining in dispute with respect to the Dispute Notice to a nationally recognized independent accounting firm upon which the Cash Investor and a majority in interest of the Disputing Investors shall reasonably agree (the “Accounting Firm”) for review and resolution. The Accounting Firm shall act as an expert and not an arbitrator. Each of the Cash Investor and the Disputing Investors shall (A) enter into a customary engagement letter with the Accounting Firm at the time such dispute is submitted to the Accounting Firm and otherwise cooperate with the Accounting Firm (and the Cash Investor shall cause the Company to enter into such engagement letter and cooperate with the Accounting Firm), (B) have the opportunity to submit a written statement in support of their respective positions with respect to such disputed items, to provide supporting material to the Accounting Firm in defense of their respective positions with respect to such disputed items and to submit a written statement responding to the other party’s position with respect to such disputed items and (C) subject to customary confidentiality and indemnity agreements, provide the Accounting Firm with access to their respective books, records, personnel and Representatives (as defined in the Merger Agreement) and such other information as the Accounting Firm may require in order to render its determination. The Accounting Firm shall be instructed to deliver to the Cash Investor and the Rollover Investors a written determination (such determination to include a worksheet setting forth all material calculations used in arriving at such determination and to be based solely on information provided to the Accounting Firm by the Cash Investor and the Disputing Investors) of the disputed items within 20 calendar days of receipt of the disputed items, which determination shall be final and binding on the parties hereto and not subject to appeal. All fees and expenses relating to the work (if any) to be performed by the Accounting Firm will be allocated between the Cash Investor, on the one hand, and the Disputing Investors, on the other hand, in the same proportion that the aggregate amount of the disputed items so submitted to the Accounting Firm that is unsuccessfully disputed by each such party (as finally determined by the Accounting Firm) bears to the total disputed amount of such items so submitted.

(c) Call Closing. Within 15 days after the Call Price has been determined pursuant to Section 4(b), the Cash Investor shall, or shall cause the Company to, purchase and the Rollover Investors shall sell the Company Units as set forth in such Call Notice at a mutually agreeable time and place (a “Call Closing”). At each Call Closing, each Rollover Investor shall deliver to the Cash Investor or its designee duly executed instruments in customary form transferring title to such Rollover Investor’s applicable Company Units to the Cash Investor or its designee (and shall not be obligated to execute or deliver any other agreements or instruments), free and clear of all liens and encumbrances (which instrument shall include customary representations and warranties solely as to such Rollover Investor’s authority to consummate the Call Closing, the enforceability of such instrument against such Rollover Investor and such Rollover Investor’s title to the applicable Company Units), against payment of the appropriate Call Price by, at the election of the Rollover Investor, cashier’s or certified check payable to each Rollover Investor or by wire transfer of immediately available funds to an account designated by such Rollover Investor. For the avoidance of doubt, the obligation of the Cash Investor to consummate, or to cause the Company to consummate, the Call with respect to the Company Units held by a Rollover Investor shall not be conditioned on the consummation of the Call by any other Rollover Investor.

(d) Call Price. The “Call Price” of each Rollover Investor’s Company Units shall mean:

(i) if the Call Notice is delivered on or prior to the date that is six months following the Closing (the “Six Month Date), $1.056 per Company Unit;

(ii) if the Call Notice is delivered following the Six Month Date but on or prior to the date that is one year following the Closing (the “One Year Date”), $1.104 per Company Unit; and

(iii) if the Call Notice is delivered following the One Year Date, an amount per Company Unit equal to (A) $1.20 plus (y) the Additional Call Right Consideration.

(e) Conditional Call Right. The Cash Investor may condition the consummation of any Call Closing on the consummation of any transaction involving the Cash Investor or any of its affiliates the proceeds of which will be used to consummate the Call (including, without limitation, any Public Offering, sale, equity issuance or refinancing, recapitalization or reorganization) (a “Triggering Event”); provided that in the event of any such conditional Call, the Call Price payable in connection therewith shall be determined in accordance with Section 5(d) on the basis that the applicable Call Notice was delivered on the date of the consummation of such Triggering Event.

5. Put Arrangements.

(a) Put Right. At any time during each Put Exercise Period, each Rollover Investor shall have the right to require the Cash Investor to purchase all or any portion of the Exchange Company Units held by such Rollover Investor at the Put Price (the “Put”) by giving a written notice to the Cash Investor specifying the number of Exchange Company Units to be purchased by the Cash Investor (the “Put Notice”). The right to exercise the Put shall inure to the benefit of all Permitted Transferees of each Rollover Investor’s Company Units (other than transferees in a Public Sale). Each “Put Exercise Period” shall be the 14-day period immediately following each annual anniversary of the date on which the Closing occurs. Each Rollover Investor may make more than one Put. The availability of the Put shall not be affected by any exercise of the Call, including an exercise conditioned on a Triggering Event.

(b) Put Exercise. Upon the delivery of each Put Notice, on or before the later of (i) 180 days after the delivery of such Put Notice and (ii) 15 days following the earliest date on which the consummation of the applicable Put by the Cash Investor is not prohibited by the terms of (or would not cause the Cash Investor to violate any minimum working capital or liquidity requirements under) any debt financing arrangements applicable to the Cash Investor, in each case, solely with respect to terms which exist in such debt financing arrangements as of the date hereof or new terms which are as restrictive or less restrictive with respect to the Cash Investor and the other borrower entities than those which exist in such debt financing arrangements as of the date hereof, the Cash Investor shall purchase and each Rollover Investor shall sell the number of such Rollover Investor’s Company Units specified in such Put Notice in accordance with the terms hereof (the “Put Closing”). If a Put Closing is not required as a result of clause (ii) of the immediately preceding sentence, the Cash Investor shall promptly use commercially reasonable efforts (which shall not include making any payment to a lender or other third party, or pursuing or consummating any sale of assets (without limiting the rights set forth herein with respect to a Rollover Investor Approved Sale), issuance of debt, equity or other securities) to cause such clause (ii) no longer to prevent a Put Closing, including, without limitation, through seeking waiver, consent or amendments with respect to the applicable debt financing arrangements.

(c) Put Closing. At the Put Closing, each Rollover Investor shall deliver to the Cash Investor duly executed instruments transferring title to such Rollover Investor’s applicable Company Units, free and clear of all liens and encumbrances and duly endorsed in blank or accompanied by duly executed forms of assignment in customary form (which instrument shall include customary representations and warranties solely as to such Rollover Investor’s authority to consummate the Put Closing, the enforceability of such instrument against such Rollover Investor and such Rollover Investor’s title to the applicable Company Units), and the Cash Investor shall deliver to such Rollover Investor the Put Price by, at the election of such Rollover Investor, cashier’s or certified check payable to such Rollover Investor or by wire transfer of immediately available funds to an account designated by such Rollover Investor. For the avoidance of doubt, the obligations of the Cash Investor to consummate the Put with respect to the Company Units held by a Rollover Investor shall not be conditioned on the consummation of the Put by any other Rollover Investor.

(d) Put Price. The “Put Price” of any Rollover Investor’s Company Units to be purchased shall mean $1.20 per Company Unit; provided that in the event that the Cash Investor does not satisfy its obligation to consummate the Put Closing on or before the date that is 180 days following the delivery of a Put Notice (a “Put Default”), the Put Price shall increase daily at a rate of 20% per annum, compounded annually (it being understood, for avoidance of doubt, that a Put Default shall exist if the Cash Investor does not consummate the Put Closing on or prior to the date that is 180 days following the delivery of a Put Notice, notwithstanding clause (ii) of Section 5(b)).

(e) Put Default.

(i) In the event of a Put Default, (A) the Requisite Rollover Investors shall, subject to the terms set forth herein, have the right to become “Initiating Members” for purposes of Section 12.8 of the LLC Agreement and (B) upon the consummation of any Approved Sale initiated by the Requisite Rollover Investors (a “Rollover Investor Approved Sale”) and notwithstanding Section 4.1(b) of the LLC Agreement, (x) the holders of the Exchange Company Units shall, in the aggregate, receive in respect of the Exchange Company Units the lesser of (1) the aggregate net equity proceeds of such Approved Sale and (2) an amount equal to the Put Price (determined on the date of the consummation of such Approved Sale) multiplied by the number of Exchange Company Units then outstanding (in either case divided ratably among the holders of Exchange Company Units based on the number of Exchange Company Units held by each such holder) and (y) the holders of all other Units of the Company shall be entitled to receive in respect of such Units, any and all remaining net equity proceeds paid or payable in connection with such Approved Sale in excess of the amount determined pursuant to the immediately preceding clause (x) (ratably among such holders in accordance with Section 4.1(b) of the LLC Agreement, but excluding any Exchange Company Units) and the holders of the Exchange Company Units shall not be entitled to receive any proceeds in excess of the amount determined pursuant to the immediately preceding clause (x). In the event that the proceeds of a Rollover Investor Approved Sale includes property other than cash, then, the amounts payable with respect to the Exchange Company Units shall be paid in cash, unless there is insufficient cash available in transaction proceeds to make such payments in which case all such cash shall be paid with respect to the Exchange Company Units and any additional amounts shall be payable in such form as is agreed to by the Requisite Rollover Investors (in any case, except to the extent required to ensure that the Cash Investor receives not less than 75% of its aggregate proceeds, if any, in connection with such Rollover Investor Approved Sale in cash). Unless otherwise agreed by holders of the Rollover Investors and the Cash Investors, the value of any non-cash consideration payable in connection with any such Rollover Investor Approved Sale shall be determined by the Approved Bank (as defined below), which shall set forth such determination and the basis therefor in a written report to the Company and its Members. Upon the election of holders of a majority of the Exchange Company Units then outstanding, the parties will take such action as is necessary upon a liquidation or dissolution of the Company to cause the distribution of any proceeds to equityholders of the Company pursuant to such liquidation or dissolution to be distributed in the same manner as proceeds of a Rollover Investor Approved Sale would be distributed in accordance with the foregoing.

(ii) Notwithstanding anything to the contrary in the LLC Agreement (including Section 12.8 thereof), in connection with any Rollover Investor Approved Sale, (A) the Cash Investor shall have no obligation to participate in a Rollover Investor Approved Sale (whether under Section 12.8 of the LLC Agreement or otherwise) unless, in additions to any applicable conditions set forth in Section 12.8 of the LLC Agreement, (x) the consideration payable to the Cash Investor in connection therewith shall comprise not less than 75% cash, (y) the sale process is conducted by an investment banking firm engaged by the Company and reasonably acceptable to both the Cash Investor and the

Requisite Rollover Investors (or, if such parties are unable to agree on an investment banking firm within 15 days after the Rollover Initiating Members deliver notice of their intent to pursue a Rollover Investor Approved Sale, a firm shall be selected by lot from the top-tier New York-based investment banking firms, after the Cash Investor and the Rollover Investors have each eliminated one such firm) (the “Approved Bank”) and (z) the Approved Bank shall, to the extent requested by the Cash Investor, have delivered an opinion to (except as provided in the following sentence) the Company’s Board of Managers that, subject to the qualifications and limitations set forth in such opinion, the aggregate consideration payable in connection with such Rollover Investor Approved Sale is fair, from a financial point of view, to the Company’s equityholders. The Cash Investor shall be permitted to request the Approved Bank to deliver such opinion to the Cash Investor (either in addition to or in lieu of to the Company’s Board of Managers) or for such opinion to expressly provide that the Cash Investor is permitted to rely on such opinion, so long as, if such request is granted, any incremental cost associated with the foregoing is borne solely by the Cash Investor. The Cash Investor and the Company shall cooperate and provide any and all assistance and support reasonably requested by the Requisite Rollover Investors in connection with any potential Rollover Investor Approved Sale. The Cash Investor shall be permitted to provide comments with respect to the proposed terms of any Rollover Investor Approved Sale (and shall provide any such comments promptly and in good faith) and the Requisite Investors shall (1) permit the Cash Investor and its representatives to participate in the Requisite Rollover Investors’ negotiation of such proposed terms and (2) with respect to any price-sensitive terms for which the Cash Investor will be solely responsible, permit the Cash Investor to make any final determination as to whether to accept a lower aggregate price incorporating such comments or a higher price without incorporating such comments, so long as both such alternatives are acceptable to the potential purchaser in connection with the applicable Rollover Investor Approved Sale and the treatment of the Rollover Investors is not affected in any material respect by any difference between such alternatives (it being understood that any impact to the proceeds to be received by the Rollover Investors and their ability to distribute such proceeds shall be material). The Requisite Investors shall incorporate any such revisions which are accepted by the purchaser pursuant to the immediately preceding sentence in the Rollover Investor Approved Sale and which do not materially affect the Rollover Investors (it being understood that any impact to the proceeds to be received by the Rollover Investors and their ability to distribute such proceeds shall be material), provided that the foregoing shall not entitle the Cash Investor to take any action to materially delay or impair the consummation of any Rollover Investor Approved Sale.

(f) The Cash Investor shall not agree to (or, with respect to its Subsidiaries (as defined in the Merger Agreement) of the Cash Investor, permit) any amendment or modification of any debt financing arrangements or other contract or agreement to which it or any of its Subsidiaries (as defined in the Merger Agreement) is a party, or enter into or permit any of its Subsidiaries (as defined in the Merger Agreement) to enter into any contract, that would by its terms have the effect of prohibiting or materially delaying its ability to perform its obligations under this Section 5. Prior to such time as all of the Cash Investor’s obligations hereunder have been fully and finally performed, the Cash Investor shall not effect or permit a restructuring or similar transaction with respect to itself and/or its Affiliates (as defined in the Merger

Agreement) which would result in the representations and warranties set forth in Section 3(d) to no longer be true and correct in any manner which could reasonably be expected to materially and adversely affect the Rollover Investors or any of their rights and remedies hereunder.

6. Conditions of Obligations at the Closing. The obligation of each Investor and the Company to consummate the transactions contemplated by Section 1 of this Agreement is subject to satisfaction as of the Closing of the following conditions:

(a) LLC Agreement. Each of the Company and each Investor shall have entered into the LLC Agreement in the form attached hereto as Exhibit B, dated as of the date of the Closing, and such LLC Agreement shall be in full force and effect as of the Closing.

(b) Fulfillment of Conditions to the Merger Agreement. All of the conditions to closing specified in the Merger Agreement will have been fulfilled on or before the date of the Closing except for such conditions (if any) as will have been waived in accordance with the provisions of the Merger Agreement and those conditions that by their nature cannot be fulfilled until the time of the closing under the Merger Agreement, the closing of the Merger will have occurred (or will occur substantially contemporaneously with the Closing hereunder) pursuant to the Merger Agreement. If the closing of the Merger under the Merger Agreement does not occur and the Merger Agreement is terminated in accordance with its terms, this Agreement shall be void and of no force and effect, the transactions contemplated by this Agreement will be deemed not to have occurred, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof.

(c) Other Conditions. (i) As to each party, the representations and warranties of the other parties set forth in this Agreement being true and correct in all material respects at and as of the Closing as if made at and as of the Closing, (ii) each party shall have complied in all material respects with its obligations hereunder and (iii) there shall not be in effect any prohibition against the consummation of the transactions contemplated hereby by any applicable law, statute, rule, regulation, judgment or order of any governmental authority of competent jurisdiction. For the avoidance of doubt, the obligations of the parties hereto pursuant to Sections 4 and 5 hereof shall not be subject to the foregoing conditions or any other conditions other than those expressly set forth in Sections 4 and 5 hereof.

7. Definitions.

“Additional Call Right Consideration” means an amount equal to (a) the amount by which the aggregate Subscription Revenue of Target and its Subsidiaries (or, in the event of any restructuring of Target and its Subsidiaries, the business which would have been conducted by Target and its Subsidiaries but for such restructuring) for the most recent four consecutive fiscal quarters for which results are available as of the delivery of the applicable Call Notice exceeds the projected Subscription Revenue for such period set forth on Exhibit C attached hereto (it being understood that if such four consecutive fiscal quarter period does not end on a fiscal year end, any projected Subscription Revenue set forth on Exhibit C attached hereto that is provided only on an annual basis shall be prorated (i.e., including a corresponding portion of each of the annual periods included in such four consecutive fiscal quarter period)) multiplied by (b) four and divided by (c) 700,000,000.

“Company Securities” means (a) the Company issued hereunder and (b) equity of the Company (or a successor to the Company or a Subsidiary of the Company) issued with respect to such securities (i) by way of a unit split, unit distribution, conversion, or other recapitalization, (ii) by way of reorganization or recapitalization of the Company in connection with the incorporation of a corporate successor prior to a Public Offering (and each, a “Company Security”).

“LLC Agreement” means the Limited Liability Company Agreement of the Company in the form attached as Exhibit B attached hereto.

“Public Offering” means the sale in an underwritten public offering registered under the Securities Act of equity securities of the Company or a successor to the Company.

“Public Sale” means (i) any sale pursuant to a registered public offering under the Securities Act or (ii) any sale to the public pursuant to Rule 144 promulgated under the Securities Act effected through a broker, dealer or market maker (other than pursuant to Rule 144(b) prior to a Public Offering).

“Requisite Rollover Investors” shall mean a majority in interest (based upon the number of Company Units held) of the Rollover Investors who exercised the applicable Put which is subject to a Put Default.

“Subscription Revenue” means “Subscription Revenue” as such item has been presented in Target’s historical financial statements, calculated in accordance with generally accepted accounting principles historically presented and applied by the Target (but, for avoidance of doubt, not including transaction revenue).

8. Tax Reporting. The Company shall report the transfer of the Exchanged Shares in exchange for the Exchange Company Units as a transfer described in Section 721 of the Internal Revenue Code of 1986, as amended and shall not take any position inconsistent with such treatment for tax purposes, unless in each case as otherwise required by applicable law.

9. Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when (a) delivered personally to the recipient, (b) sent to the recipient by reputable express courier service (charges prepaid), (c) mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, or (d) faxed to the recipient (with hard copy sent to the recipient by reputable overnight courier service (charges prepaid) that same day) if faxed before 5:00 p.m. Chicago, Illinois time on a business day, and otherwise on the next business day. Such notices, demands and other communications shall be sent to the parties at the addresses indicated below, or at such address or to the attention of such other Person as the recipient party has specified by prior written notice to the sending party:

If to the Company:

GT Topco, LLC

c/o Infor, Inc.

641 Avenue of the Americas

New York, NY 10011

Attn: General Counsel

Facsimile: 678-319-9032

with copies to (which shall not constitute notice):

Kirkland & Ellis LLP

555 California Street, 27th Floor

San Francisco, California 94104

Attention: Jeremy M. Veit, P.C.

Facsimile: (415) 439-1500

and

Gibson, Dunn & Crutcher LLP

200 Park Avenue

New York, NY 10166

Attention: Barbara Becker and Rashida La Lande

Facsimile No.: (212) 351-6241

If to an Investor:

To the address listed opposite such Investor’s name on Schedule A attached hereto.

10. Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein; provided; however, that notwithstanding the foregoing, Section 5 shall not be severable in any manner that reduces the rights of any Rollover Investor thereunder.

11. Complete Agreement. This Agreement, those documents expressly referred to herein and other documents of even date herewith embody the complete agreement and understanding among the parties hereto and supersede and preempt any prior understandings, agreements or representations by or among the parties hereto, written or oral, which may have related to the subject matter hereof in any way.

12. No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

13. Counterparts. This Agreement may be executed in separate counterparts each of which shall be an original and all of which taken together shall constitute one and the same agreement.

14. Successors and Assigns; Third Party Beneficiaries. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by each Investor, the Company and each of their respective successors and permitted assigns; provided, (i) the rights and obligations of the Company and the Cash Investor shall not be assigned without the consent of a majority in interest of the Rollover Investors (based upon the number of Exchange Company Units issuable to them pursuant hereto) and (ii) the rights and obligations of the Rollover Investors shall not be assigned other than to a transferee of Exchange Company Units occurring in compliance with the provisions of the LLC Agreement.

15. Termination. This Agreement shall survive a termination of any Rollover Investor’s employment for any reason and shall remain in full force and effect after such termination of employment.

16. Choice of Law. The laws of the State of Delaware will govern all questions concerning the relative rights of the Investors, the Company and its securityholders and all other questions concerning the construction, validity and interpretation of this Agreement and the exhibits hereto, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. Any dispute arising from or relating to the relative rights of any Investor, the Company and its securityholders and all other questions concerning the construction, validity and interpretation of this Agreement and the exhibits hereto shall be brought exclusively in the Court of Chancery of the State of Delaware (the “Court of Chancery”) or, to the extent the Court of Chancery does not have subject matter jurisdiction, the United States District Court for the District of Delaware and the appellate courts having jurisdiction of appeals in such courts (the “Delaware Federal Court”) or, to the extent neither the Court of Chancery nor the Delaware Federal Court has subject matter jurisdiction, the Superior Court of the State of Delaware (collectively, the “Chosen Courts”), and, solely with respect to any such action each party hereto (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party hereto and (iv) agrees that service of process upon such party in any such action shall be effective if notice is given in accordance with Section 9.

17. MUTUAL WAIVER OF JURY TRIAL. BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES HERETO WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES HERETO DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, EACH PARTY TO THIS AGREEMENT HEREBY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE BETWEEN OR AMONG ANY OF THE PARTIES HERETO, WHETHER ARISING IN CONTRACT, TORT, OR OTHERWISE, ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THIS AGREEMENT AND/OR THE TRANSACTIONS CONTEMPLATED HEREBY.

18. Remedies. Any and all remedies herein conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. Accordingly, the parties acknowledge and agree that the parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

19. Amendment and Waiver. The provisions of this Agreement may be amended and waived only with the prior written consent of each Investor and the Company.

20. Business Days. If any time period for giving notice or taking action hereunder expires on a day which is a Saturday, Sunday or holiday in the state in which the Company’s chief executive office is located, the time period shall be automatically extended to the business day immediately following such Saturday, Sunday or holiday.

21. Adjustments of Numbers. All numbers set forth herein that refer to Units or unit prices or amounts will be appropriately adjusted to reflect any successor securities, unit splits, unit distributions, combinations of units and other recapitalizations affecting the subject class of equity.

22. Electronic Delivery. This Agreement, the agreements referred to herein, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a photographic, photostatic, facsimile, portable document format (.pdf), or similar reproduction of such signed writing using a facsimile machine or electronic mail shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties hereto. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or electronic mail to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or electronic mail as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.

*      *      *      *       *

IN WITNESS WHEREOF, the parties hereto have executed this Stock Rollover and Equity Purchase Agreement as of the date first above written.

THE COMPANY:

GT TOPCO, LLC

By:
Name:
Its:

CASH INVESTOR:

Infor (US), Inc.
By:
Name:
Its:

ROLLOVER/INVESTOR:

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